FOR IMMEDIATE RELEASE

May 7, 2015

Contact: Susan Jordan

732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION LEASED TO ULTA, INC. IN THE INDIANAPOLIS MARKET

Freehold, New Jersey….May 7, 2015 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 671,354 square foot industrial building located at 482 Chaney Avenue, Greenwood, Indiana at a purchase price of $37,484,574. The property is net-leased for 10.25 years to ULTA, Inc., a Delaware corporation. ULTA, Inc is a subsidiary of the publicly-owned company, Ulta Salon, Cosmetics & Fragrance, Inc. The building is situated on approximately 43.5 acres.

Michael P. Landy, President and CEO, commented, “We are extremely proud to welcome Ulta to our high-quality tenant roster. Ulta is the largest beauty retailer in the U.S. and their track record of growth and profitability is exceptional. This brand new Omni-channel fulfillment center will serve both business-to-business and direct-to-consumer e-Commerce sales. Indianapolis is a prime center for logistics facilities and this acquisition further enhances Monmouth’s presence here.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of ninety properties located in twenty-eight states, containing a total of approximately 13.6 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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